Exhibit 10.1

FIRST AMENDMENT AND PARTIAL TERMINATION AGREEMENT

THIS FIRST AMENDMENT AND PARTIAL TERMINATION AGREEMENT (this “Amendment”) is made and entered into as of this 31st day of July, 2015, by and between NETWORK DRIVE OWNER LLC, a Delaware limited liability company (hereinafter called “Landlord”) and EXA CORPORATION (hereinafter called “Tenant”).

BACKGROUND:

A. Netview 5 and 6 LLC, Landlord’s predecessor-in-interest, and Tenant entered into a lease dated July 21, 2008 (the “Lease”) with regard to certain premises located in the building located at 55 Network Drive, Burlington, Massachusetts (the “Building”).

B. The Lease covers certain premises consisting of (i) approximately 21,700 rentable square feet located on the first (1st) floor of the Building as shown on Exhibit A attached hereto (the “First Floor Premises”), and (ii) approximately 44,241 rentable square feet comprising the entire second (2nd) floor of the Building as shown on Exhibit B (the “Second Floor Premises”). The First Floor Premises and the Second Floor Premises contain approximately 65,941 rentable square feet in the aggregate and are collectively referred to as the “Premises”.

C. Tenant and FIS Financial Compliance Solutions (“FIS”) are parties to a certain sublease dated July 20, 2009, as amended by a First Amendment to Sublease Agreement dated October 28, 2011 and a Second Amendment to Sublease Agreement dated June 19, 2013 (as amended, the “Sublease”) with regard to a portion of the First Floor Premises consisting of approximately 15,789 rentable square feet as shown on Exhibit A attached hereto (the “Subleased Premises).

D. The term of the Lease is scheduled to expire on March 31, 2016.

E. Landlord and Tenant desire to terminate the Lease with regard to the First Floor Premises effective as of June 30, 2015, and to extend the Term of the Lease with regard to the Second Floor Premises such that the same shall expire March 31, 2023.

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties hereto and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. On or prior to July 1, 2015 (the “First Floor Premises Termination Date”), Tenant shall vacate and surrender the First Floor Premises in accordance with the terms of the Lease (including but not limited to Section 6.1.9 thereof), it being recognized that Landlord and FIS are parties to an agreement of even date hereof (the “FIS Agreement”) whereby FIS will continue to occupy the Subleased Premises following the First Floor Premises Termination Date. Based upon the foregoing, Tenant is not responsible for removing FIS from the Subleased Premises. Notwithstanding the foregoing, Tenant shall be responsible for removing the Personal Property (as defined in Paragraph 16.1 of the Sublease) within five (5) business days following the expiration or earlier termination of the FIS Agreement. Tenant hereby represents and covenants to Landlord that, other than the Sublease, nothing has been done or suffered and nothing will be done or suffered whereby the estate of the Tenant in and to the First Floor Premises or any

portion thereof, has been or will be encumbered in any way whatsoever, and that no one, other than Tenant and FIS, has acquired or will acquire by, through or under Tenant, any right, title or interest in or to the First Floor Premises or any portion thereof.

2. Provided that Tenant has timely surrendered the First Floor Premises in accordance with the terms of the Lease and this Amendment and otherwise complied with its undertakings set forth herein, then as of the First Floor Premises Termination Date (i) Landlord shall accept the surrender of the First Floor Premises, (ii) from and after the First Floor Premises Termination Date, the First Floor Premises shall be released and discharged from the operation of the Lease (subject to the provisions of the Lease which expressly survive termination thereof) and neither Landlord nor Tenant shall have any accruing liability or obligation under the Lease with respect to such First Floor Premises (except for any retroactive adjustments to rent which may be payable pursuant to the terms and provisions of the Lease for which Tenant shall remain liable), and (iii) such terms and conditions of the Lease (as modified by this Amendment) with respect to the Premises shall thereupon apply only to the remaining Premises (as so reduced by the First Floor Premises) as the “Premises” under the Lease. If Tenant shall fail to vacate and deliver the First Floor Premises to Landlord in accordance with the terms of the Lease and this Amendment on or before the First Floor Premises Termination Date, Tenant shall be considered a holdover tenant with respect to such First Floor Premises, thereby entitling Landlord to exercise all rights and remedies available to Landlord under the Lease or now or hereafter existing at law or in equity.

3. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to continue to use and occupy the data center located in the First Floor Premises (the “First Floor Data Center”, as shown on Exhibit A) until the date (the “First Floor Data Center Relocation Deadline”) that is the earlier to occur of (a) the date that is thirty (30) days after Landlord substantially completes construction of a server room in the Second Floor Premises (the “New Server Room”) as part of the Renovation Work (as such term is defined in paragraph 9 hereof), and (b) January 31, 2016, it being agreed that such use shall be subject to all of the terms and conditions of the Lease (excluding the payment of Fixed Rent and Additional Rent). Tenant shall continue to be responsible for electricity used in connection with the First Floor Data Center pursuant to the terms of the Lease. In addition, Tenant shall have the right to continue to use the boardroom located in the First Floor Premises (the “Boardroom”, as shown on Exhibit A) in common with FIS until the date (the “Boardroom Relocation Deadline”) that is the earlier to occur of (a) the date that is five (5) days after Landlord substantially completes construction of a boardroom in the Second Floor Premises as part of the Renovation Work (as such term is defined in paragraph 9 hereof), and (b) January 31, 2016, it being agreed that such use shall be subject to all of the terms and conditions of the Lease (excluding the payment of Fixed Rent and Additional Rent). If Tenant shall fail to vacate and deliver the First Floor Data Center to Landlord in accordance with the terms of the Lease and this Amendment on or before the First Floor Data Center Relocation Deadline, and or the Boardroom on or before the Boardroom Relocation Deadline, Tenant shall be considered a holdover tenant with respect to such First Floor Data Center/Boardroom (as applicable), thereby entitling Landlord to exercise all rights and remedies available to Landlord under the Lease or now or hereafter existing at law or in equity. For the avoidance of doubt, in connection with the surrender and yield-up of the First Floor Data Center, Tenant shall not be required to remove any of the infrastructure (e.g. Liebert units and related chilled water piping) that existed in the First Floor Data Center prior to Tenant’s occupancy.

4. Following the First Floor Premises Termination Date, Tenant shall continue to lease the remaining portion of the Premises other than the First Floor Premises (i.e., the Second Floor Premises). Provided that Tenant has satisfied the conditions precedent set forth in paragraph 1 above, effective as of the First Floor Premises Termination Date, the Lease shall be amended to reflect the reduction in the Premises by the deletion of the First Floor Premises as follows:

(a)	The Premises shall consist of the Second Floor Premises, alone.

(b)	The Annual Fixed Rent Rate and Monthly Fixed Rent Rate shall be as follows:

Period:	Annual Fixed Rent Rate:	Monthly Fixed Rent Rate:
First Floor Premises Termination Date – March 31, 2016:	$1,559,495.20	$129,957.94

(c)	Tenant’s Percentage shall be 33.85%.

(d)	Base Taxes shall be the Taxes for the 2016 fiscal tax year (i.e. July 1, 2015 – June 30, 2016)

(e)	Base Operating Costs shall be the Operating Costs for the 2015 calendar year.

5. The term of the Lease is hereby extended for a term of seven (7) years (the “First Extended Term”), such First Extended Term commencing on April 1, 2016 (the “First Extended Term Commencement Date”) and ending on March 31, 2023. In implementation of the foregoing, the definition of “Expiration Date” set forth in Section 1.1, is hereby changed to “March 31, 2023.” Except as otherwise set forth herein, all of the terms, covenants and provisions of the Lease shall apply to the First Extended Term.

6. Commencing on the First Extended Term Commencement Date, the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate under the Lease shall be as follows:

Period:	Annual Fixed Rent Rate:	Monthly Fixed Rent Rate:
April 1, 2016 – March 31, 2017	$1,537,374.75	$128,114.56
April 1, 2017 – March 31, 2018	$1,581,615.75	$131,801.31
April 1, 2018 – March 31, 2019	$1,625,856.75	$135,488.06
April 1, 2019 – March 31, 2020	$1,670,097.75	$139,174.81
April 1, 2020 – March 31, 2021	$1,714,338.75	$142,861.56
April 1, 2021 – March 31, 2022	$1,758,579.75	$146,548.31
April 1, 2022 – March 31, 2023	$1,802,820.75	$150,235.06

7. During the First Extended Term, in connection with Additional Rent, the following terms and conditions shall be applicable:

(a)	Base Taxes shall be the Taxes for the 2016 fiscal tax year (i.e. July 1, 2015 – June 30, 2016)

(b)	Base Operating Costs shall be the Operating Costs for the 2015 calendar year.

(c)	Tenant’s Percentage shall be 33.85%.

8. As part of the FIS Agreement, FIS is required to deliver to Landlord a security deposit in the amount of $28,946.50 (the “FIS Security”). Until such time as Landlord received the FIS Security, then notwithstanding anything to the contrary contained herein, (a) the Letter of Credit Amount as set forth in the Lease shall not be altered, and (b) Tenant shall not be relieved, in any way, of its obligations with regard to the surrender and yield-up of the Subleased Premises. Subject to the foregoing, effective as of the First Floor Premises Termination Date, provided that Landlord has received the FIS Security and Tenant is not in default under the Lease, the Letter of Credit Amount specified in Section 1.1 of the Lease shall be reduced to $352,232.00. Tenant shall be responsible for amending the existing Letter of Credit or delivering a replacement to Landlord to effect the aforesaid reduction. Any replacement letter of credit issued in the reduced amount shall satisfy the requirements for the Original Letter of Credit under Section 4.4.1 of the Lease and shall be deemed a “Substitute Letter of Credit” for all purposes under Section 4.4 of the Lease.

9. The Premises (as reduced herein) shall continue to be leased to Tenant in “as-is” condition, without any obligation on the part of Landlord to prepare the Premises for Tenant’s use, and without any representations or warranties by Landlord as to the condition or suitability of the Premises. Notwithstanding the foregoing, Landlord shall perform certain mutually agreed upon work derived from mutually agreed upon space plans that will be conceptually consistent with those certain Level 2 Test Fit plans dated July 30, 2015 prepared by SGA Architects (the “Renovation Work”). The parties shall collaborate together to facilitate such Renovation Work, it being Landlord’s intent, subject to Section 10.5 of the Lease and delays caused by Tenant, to have the Renovation Work substantially completed prior to December 31, 2015, and in any event no later than March 31, 2016. The Renovation Work shall occur while Tenant is in occupancy of the Premises, and Tenant agrees that Landlord shall be permitted to enter the Premises and perform the Renovation Work both during normal business hours and after normal business hours (as the scope of such work dictates). Tenant shall cooperate with Landlord’s reasonable requirements to facilitate such Renovation Work (including but not limited to relocating employees from certain portions of the Premises being worked on to other areas of the Premises), and otherwise use diligent and good faith efforts to help facilitate Landlord’s timely completion of the Renovation Work, and Tenant shall not be entitled to any compensation or abatement or diminution of Rent as a result of such activities. Landlord shall cause the Renovation Work to be performed using Building-standard materials at no additional cost to Tenant up to the amount of $1,681,158.00 (such amount the “Allowance”). The Allowance will be used to pay for all hard and soft costs incurred by Landlord in connection with the Renovation Work, including architectural, engineering and construction management costs. Tenant shall be solely responsible for and shall pay to Landlord a sum equal to the amount by which the costs, including architectural, engineering and construction management costs, incurred by Landlord in performing the Renovation Work exceed the Allowance (the “Excess”), with such Excess to be paid as follows: (a) an amount equal to forty (40%) percent of the anticipated cost of the Excess upon the commencement of the Renovation Work, (b) forty (40%) percent of such anticipated cost of the Excess on the date that Landlord informs Tenant that the Renovation Work is fifty percent (50%) complete, and (c) the balance of the Excess upon Landlord’s submission of the final bill to Tenant. Landlord shall provide reasonable back-up documentation to Tenant to substantiate any Excess to be paid by Tenant, upon request of Tenant. If, following the initial pricing of the Renovation Work, there is a projected Excess, Tenant shall have a period of seven (7) days following notice from Landlord of such Excess to collaborate with Landlord to create mutually acceptable modifications to the plans for the Renovation Work so as to reduce (or, if reasonably possible, eliminate) such Excess. Subject to the terms below, to the extent that the Renovation Work costs less than the Allowance (such difference, the “Unused Allowance”), then Tenant may elect to use (a) up to fifteen percent (15%) of the Unused Allowance (such amount not to exceed $252,173.70) towards third party soft costs incurred by Tenant in connection with the renovations to the Premises, including but not limited to telephone/data cabling, and audio/visual costs, but specifically excluding the cost of furniture (the “Soft Cost Allowance”), and (b) up to twenty-five percent (25%) of the Unused Allowance (such amount not to exceed $420,289.50, and hereinafter the “Furniture Allowance”) for purchasing furniture for use in the Premises and/or removing the current furniture in the Premises that Tenant has the right to use pursuant to Section 2.1 of the Lease (it being agreed that Tenant is solely responsible at its expense for removing such furniture it is using pursuant to Section 2.1 of the Lease). Tenant shall contract directly with the providers of such soft costs associated with the Renovation Work, and shall purchase any such furniture directly from the seller thereof (it being agreed that any furniture purchased with the Furniture Allowance shall be Tenant’s property). All work undertaken by Tenant shall be done in accordance with the terms and conditions of the Lease, including but not limited to rule 19 of the Rules and Regulations regarding insurance. No work undertaken by Tenant shall prevent Landlord from obtaining a certificate of occupancy upon Landlord’s substantial completion of the Renovation Work. To the extent that Tenant installs any new cabling, Tenant must first remove the existing cabling. Should Tenant elect to use all or any portion of the Soft Cost Allowance and/or the Furniture Allowance, Tenant shall submit to Landlord copies of paid invoices and any other reasonable documentation (including but not limited to lien waivers) requested by Landlord in connection with the Soft Cost Allowance and/or Furniture Allowance (as applicable). Provided that Tenant is not in default under the Lease and has supplied Landlord with the documentation required herein, the Soft Cost Allowance and/or Furniture Allowance (as applicable) shall be payable by Landlord to Tenant within thirty (30) days from the date Tenant has submitted its request for the same. Any portion of the Unused Allowance not properly claimed by Tenant on or before June 30, 2016 (subject to the terms above) shall accrue to Landlord.

10. Tenant hereby indemnifies Landlord against liability for any and all mechanic’s and other liens filed in connection with any work undertaken by Tenant, including but not limited to work being funded by the Soft Cost Allowance or furniture being purchased with the Furniture Allowance. Tenant, at its expense, shall procure the discharge of, or bond over, all such liens within ten (10) days after receipt of notice of the filing of any such lien against the Premises. If Tenant shall fail to cause any such lien to be discharged or bonded over within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by deposit or bonding proceedings, and in any such event Landlord shall be entitled, if it elects, to compel the prosecution of an action for the foreclosure of such lien and to pay the amount of the judgment in favor of the lien or with interest, costs and allowances. Any amount so paid by Landlord, and all costs and expenses reasonably incurred by Landlord in connection therewith, shall constitute Additional Rent and, at Landlord’s election, shall be deducted from the Allowance or paid by Tenant to Landlord on demand.

11. The Building is equipped with a 600 kw standby generator (the “Building Generator”). As of the date of this Amendment, the Building Generator has available capacity for non-exclusive use by tenants of the Building. Tenant is currently allowed to use up to sixty-one (61) kw of that available capacity of the Building Generator in connection with the First Floor Data Center. Once Landlord substantially completes construction of the New Server Room as part of the Renovation Work and Tenant begins to utilize the same, Tenant shall be permitted to use up to 61 kw of that available capacity for the New Server Room. Tenant acknowledges and agrees that the life safety loads shall remain priority one in the Building Generator.

12. The parties confirm that the rights set forth in Section 2.3 of the Lease (Extension Option) remain and shall be applicable to the period of time following the expiration of the First Extended Term (subject to the terms of Section 2.3).

13. As of the date hereof, the following sections of the Lease are hereby deleted, and are no longer valid and applicable: Section 2.4 (First Expansion Option), Section 2.5 (Second Expansion Option), Section 2.6 (Third Expansion Option) and Section 2.7 (Right of First Offer).

14. Tenant represents to Landlord it has dealt with no broker in connection with this Amendment other than Jones Lang LaSalle (the “Broker”), and in the event of any claims for commissions against Landlord by any other brokers other than the Broker predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold harmless Landlord against any such claims.

15. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant thereunder.

16. This Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.

17. Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized; (b) that it has the authority and capacity to enter into this Amendment and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (d) that the person executing this Amendment on its behalf is duly authorized to do so.

18. This Amendment shall not be valid and binding until executed and delivered by Landlord, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

19. All undefined capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease. The recitals set forth above are incorporated into this Amendment.

20. As amended hereby, the Lease is ratified and confirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment under seal as of the date first written above.

LANDLORD:
Network Drive Owner LLC, a Delaware Limited Liability Company

By:	NWD NC LLC, its manager

By: Nordblom Development Company, its Manager

By:	/s/ Ogden Hunnewell

Print Name:	Ogden Hunnewell
Print Title:	Executive Vice President

TENANT:
Exa Corporation, a Delaware corporation

By:	/s/ Richard F. Gilbody

Print Name:	Richard F. Gilbody

Print Title:	CFO
Hereunto duly authorized

EXHIBIT A

First Floor Premises

EXHIBIT B

Second Floor Premises